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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-105070 of Sierra Pacific Resources on Form S-3 of our report dated February 28, 2003 (November 21, 2003 as to the discontinued operations presentation of e.three and CES described in Note 16), which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, appearing in the Current Report on Form 8-K of Sierra Pacific Resources dated November 26, 2003 and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.


Deloitte & Touche LLP

Reno, Nevada
November 21, 2003